EXHIBIT 99.1

Rome Bancorp Announces Third Quarter Earnings and Declares Quarterly Dividend

ROME, N.Y., Oct. 27, 2010 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and nine month periods ended September 30, 2010.

Net income for the Company for the three-month period ended September 30, 2010 was $838,000, or $0.13 per diluted share compared to $908,000 or $0.14 per diluted share for the same period in 2009. The decrease in net income from the third quarter of 2009 was primarily attributable to an increase in non-interest expense of $453,000 and an increase in the provision for loan losses of $75,000, which were partially offset by an increase in net interest income before loan loss provision of $179,000, an increase in non-interest income of $143,000 and a decrease in income tax expense of $136,000.

The $179,000 increase in net interest income results from a $299,000 decrease in interest expense partially offset by a $120,000 decrease in interest income. Interest income earned on the loan portfolio decreased by $141,000, or 3.4%, due to contraction in the portfolio. Interest income on investments increased by $22,000, or 14.0%, from the same period last year due to the purchase of additional securities over the past year. The decrease in interest expense represents a decline in the Company's average cost of funds from 1.73% for the quarter ended September 30, 2009 to 1.31% in the same quarter of 2010. This rate decrease was reflective of current market trends. In addition, the Company reduced the average balance of its interest bearing liabilities to $228.8 million during the quarter ended September 30, 2010 from $241.5 million in the same period in 2009. Average outstanding interest bearing deposit balances increased to $191.3 million in the current quarter from $186.4 million in the same quarter of 2009, while the average balance of borrowings decreased to $38.6 million for the third quarter of 2010 from $55.1 million for the same period of 2009.

The Company recorded a $75,000 provision for loan losses in the three month period ended September 30, 2010 compared to no provision in the same quarter of 2009. The loan loss allowance as a percentage of total loans has increased to 0.93% at September 30, 2010 compared to 0.74% at December 31, 2009, in response to an increase in delinquency rates. The allowance for loan losses as a percent of non-performing loans was 125.2% at September 30, 2010, compared to 111.4% at the previous year end. While the Company has experienced an increase in non-performing loans this year, management believes these loans are adequately collateralized.

Non-interest income for the third quarter of 2010 increased by $143,000, or 21.5%, over the same period of 2009. The majority of the increase in non-interest income was related to gains realized on sales of residential mortgage loan originations into the secondary market.

Non-interest expense for the third quarter of 2010 increased by $453,000, or 17.7%, from the same period in 2009. As previously announced, the Company has entered into a definitive merger agreement with Berkshire Hills Bancorp, Inc., (Nasdaq:BHLB), and the majority of the increase in non-interest expense is attributable to professional fees incurred in relation to the transaction. Income tax expense decreased $136,000 to $324,000 in the third quarter of 2010. Amendments to the New York State bank taxation statutes in 2010 resulted in a $67,000 net reduction in income tax expense. The remainder of the third quarter income tax expense decrease is attributable to lower pretax income.

Net income for the Company for the nine month period ended September 30, 2010 increased to $2.7 million from $2.3 million in the first three quarters of 2009. Year to date diluted earnings per share increased to $0.41 in 2010, compared to $0.34 per diluted share for the same period of 2009.

Net interest income before loan loss provision for the nine months ended September 30, 2010 increased to $10.3 million from $9.7 million for the nine months ended September 30, 2009. Net interest income for the first nine months of 2010 and 2009 were similarly impacted by the factors discussed in the third quarter analysis above. The 2010 year to date provision for loan losses increased to $540,000 from $200,000 for the same period of 2009. While 2010 net loan charge-offs have remained low, the provision was recorded to address a decline in collateral value securing a commercial credit facility and an increase in the balance of non-accruing loans.  The increase in the balance of non-accrual loans was largely attributable to the Company's well collateralized mortgage portfolio.

Non-interest income for the first nine months of 2010 included gains on the sale of real estate and securities. During the first quarter of 2010, a gain of $419,000 was realized on the sale of a commercial parcel owned by the Company. Gains on the sales of three securities totaling $156,000 were recorded during the first three quarters of 2010. During the same period of 2009, one security was sold at a gain of $26,000. Other non-interest income increased to $2.0 million during the first three quarters of 2010 from $1.8 million for the same period of 2009, principally due to an increase in gains on the sale of residential mortgage originations into the secondary market.

Non-interest expense for the nine months ended September 30, 2010 increased to $8.4 million from $8.0 million for the same period of 2009, primarily due to an increase in professional fees related to strategic planning initiatives resulting in the aforementioned merger agreement with Berkshire Hills Bancorp, Inc. Current year to date income tax expense increased by $175,000 due to the increase in pre-tax income.

Total assets increased to $331.6 million at September 30, 2010 from $329.9 million at December 31, 2009. Over the past nine months the loan portfolio has decreased from $287.7 million at year end to $277.8 million, principally due to increased sales of new loan originations into the secondary market. Over the same period, cash and securities have increased by $8.4 million and $3.4 million, respectively. Deposits increased to $226.9 million at September 30, 2010 from $216.6 million at year end 2009.

Charles M. Sprock, Chairman, CEO and President commented, "Despite the current challenging financial environment the Bank continues to deliver an enviable level of net interest margin, while growing non-interest revenue. We look for our upcoming merger with Berkshire Hills Bancorp to build upon our successful community banking model, delivering increased value to our shareholders and expanded services to our loyal customer base."

The Company also announced that its Board of Directors has declared a quarterly cash dividend on its common stock of 9 cents ($0.09) per share for stockholders of record at the close of business on November 5, 2010. The dividend is payable on November 19, 2010.

Subsequent Events

On October 12, 2010, Berkshire Hills Bancorp, Inc., the parent company of Berkshire Bank, and the Company entered into an Agreement and Plan of Merger pursuant to which the Company will merge with and into Berkshire Hills Bancorp, Inc. Concurrent with the merger, it is expected that the Bank will merge with and into Berkshire Bank. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of the Company, and is currently expected to be completed in the first quarter of 2011.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

The proposed transaction with Berkshire Hills Bancorp, Inc. will be submitted to the Company's stockholders for their consideration. Berkshire Hills Bancorp, Inc. will file with the SEC a Registration Statement on Form S-4 that will include a Proxy Statement of the Company and a Prospectus of Berkshire Hills Bancorp, Inc., as well as other relevant documents concerning the proposed transaction with the SEC. Stockholders of the Company are urged to read the Registration Statement and the Proxy Statement/Prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Registration Statement, Proxy Statement/Prospectus, as well as other filings containing information about Berkshire Hills Bancorp, Inc. and the Company will be available at the SEC's Internet site (http://www.sec.gov).

Berkshire Hills Bancorp, Inc. and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement, dated April 1, 2010, for the Company's 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Information about the directors and executive officers of Berkshire Hills Bancorp, Inc. is set forth in the proxy statement, dated March 26, 2010, for Berkshire Hills Bancorp, Inc.'s 2010 annual meeting of stockholders, as filed with the SEC on Schedule 14A. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus when it becomes available. Free copies of this document may be obtained as described in the above paragraph.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands)

			As of
			September 30,	December 31,
			2010	2009
Selected Financial Condition Data:
Total assets			$ 331,607	$ 329,922
Loans, net			275,238	285,617
Securities			18,065	14,677
Cash and cash equivalents			15,999	7,574
Total deposits			226,877	216,638
Borrowings			37,873	47,869
Total shareholders' equity			61,820	60,365
Allowance for loan losses			2,595	2,132
Non-performing loans			2,072	1,915
Non-performing assets			2,072	1,915

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Selected Operating Data:
Interest income	$ 4,189	$ 4,309	$ 12,637	$ 12,996
Interest expense	753	1,052	2,300	3,259
Net interest income	3,436	3,257	10,337	9,737
Provision for loan losses	75	--	540	200
Net interest income after provision for loan losses	3,361	3,257	9,797	9,537
Non-interest income:
Service charges and other income	773	639	1,996	1,806
Net gain on sale of real estate and investments	35	26	575	26
Total non-interest income	808	665	2,571	1,832
Non-interest expense	3,007	2,554	8,417	8,010
Income before income taxes	1,162	1,368	3,951	3,359
Income tax expense	324	460	1,272	1,097
Net income	$ 838	$ 908	$ 2,679	$ 2,262

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.13	$0.14	$0.41	$0.34
Diluted earnings per share	$0.13	$0.14	$0.41	$0.34
Return on average assets	1.02%	1.08%	1.09%	0.90%
Return on average equity	5.58%	6.18%	5.97%	5.14%
Net interest rate spread -1	4.26%	3.83%	4.29%	3.83%
Net interest margin -1	4.57%	4.20%	4.61%	4.23%
Non-interest expense to average assets	3.65%	3.02%	3.43%	3.19%
Efficiency ratio -1	71.44%	65.53%	68.23%	69.33%
Average interest-earning assets to average interest-bearing liabilities	130.44%	127.46%	131.33%	128.25%

			As of
			September 30,	December 31,
			2010	2009
Equity Ratios:
Equity to assets			18.64%	18.30%
Book value per share			$9.12	$8.88

Asset Quality Ratios:
Nonperforming loans as percent of loans			0.75%	0.67%
Nonperforming assets as percent of total assets			0.62%	0.58%
Allowance for loan losses as a percent of loans			0.93%	0.74%
Allowance for loan losses as a percent of non- performing loans			125.2%	111.4%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.
CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President and
           Chief Financial Officer
          (315) 336-7300